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                                                                       Exhibit 8

               [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                                                                 August 17, 1998


Saks Holdings, Inc.
12 East 49th Street, 19th floor
New York, New York 10017


Ladies and Gentlemen:

          You have requested our opinion, as counsel to Saks Holdings, Inc., a Delaware corporation ("Company"), as to certain United States federal income tax consequences of the proposed merger (the "Merger") of Fifth Merger Corporation, a Delaware corporation ("Sub") and a wholly owned subsidiary of Profitt's, Inc., a Tennessee corporation ("Parent"), with and into Company, with Company continuing as the surviving corporation, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 4, 1998 among Parent, Sub and Company. Capitalized terms not otherwise defined herein have the meaning specified in the Merger Agreement and Joint Proxy Statement/Prospectus dated August 17, 1998 (the "Proxy Statement").

          In rendering our opinion, we have reviewed the Merger Agreement and such other materials as we have deemed necessary or appropriate as a basis for our opinion.

          In rendering this opinion, we have assumed that the Merger will be consummated in accordance with the Merger Agreement. In addition, as to certain facts material to our opinion, we have relied upon the accuracy of written representations made by an authorized officer of Parent and Company in letters dated August 14, 1998 and addressed to us (the "Tax Representation Letters"), copies of which are attached hereto. Our opinion is conditioned on, among other things, the accuracy and completeness as of the date hereof, of such facts, information, covenants and representations referred to above.

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Saks Holdings, Inc.
August  17, 1998
Page 2



          In our examination of documents in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

          Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, assuming that the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Tax Representation Letters are true and correct as of the Effective Time, then for United States federal income tax purposes and as concerns stockholders of the Company that are U.S. Holders (as such term is defined in the Proxy Statement):

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

          (iii) No gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock and except to the extent that any payment by Parent of transfer taxes is treated as taxable consideration received by stockholders of the Company;

          (iv) The aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock exchanged therefor;

          (v) The holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such

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Saks Holdings, Inc.
August  17, 1998
Page 3



shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) A stockholder of the Company that receives cash in lieu of a fractional share interest in Parent Common Stock pursuant to the Merger will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the basis of Company Common Stock allocable to such fractional share and the amount of cash received.

          This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any United States federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

          This opinion only represents our best judgment as to the United States federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

          This opinion is intended for the benefit of the Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.


                         Very truly yours,

                         /s/ Skadden, Arps, Slate, Meagher & Flom LLP

                         Skadden, Arps, Slate, Meagher & Flom LLP